Exhibit 99.1

Press Release dated January 28, 2005, announcing the appointment of Steve Curd to the Board of Directors

VantageMed Announces the Appointment of Steve Curd, CEO, to the Board of Directors

RANCHO CORDOVA, Calif.—January 28, 2005—VantageMed Corporation (OTCBB: VMDC.OB) announced today the appointment of Steve Curd to the Company’s Board of Directors.  Mr. Curd replaces Richard Brooks who has resigned his position as a member of the Company’s Board of Directors to pursue other interests.

Steve Curd, Director and Chief Executive Officer, commented, “This Board brings extensive experience to VantageMed, and each of the directors is a great resource for our management team.  I am pleased to be a part of our Board and am looking forward to working with them and with our management team as we strive to provide significant value to health care providers and their office staff.  We value the relationships that we have built with our physician and behavioral health customers, and look forward to continuing our quest to become their trusted partner.”

Mr. Curd has a wealth of experience in healthcare IT including direct experience with practice management systems, EDI services and health plan operations.  Mr. Curd held the position of COO and CIO at Healtheon/WebMD where he led the company through rapid growth and a successful initial public offering.  Before joining Healtheon, Mr. Curd was Chief Information Officer at UnitedHealth Group, one of the largest and most innovative leaders in the delivery of health care services.  Prior to UnitedHealth, Steve held the position of Vice President at CIGNA Systems.  Mr. Curd holds a Masters of Business Administration from the Wharton School and a Bachelors degree in Physics and Mathematics from William Jewell College.

About VantageMed

VantageMed is a provider of healthcare information systems and services distributed to over 12,000 customer sites nationwide. Its suite of software products and services automates administrative, financial, clinical and management functions for physicians and other healthcare providers as well as provider organizations. For more information about RidgeMark, please call 877-879-8633, or visit our website at www.vantagemed.com.

This press release may be deemed to contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements are made as of today’s date and we do not undertake any obligation to update forward-looking statements. You can identify such statements by our use of such words as “should”, “expect,” “will,” “intends,” and similar words and phrases which denote future events and which may depend on the future performance of the Company. Our assumptions underlying these statements are also “forward-looking” statements. Forward-looking statements are based on information and assumptions that are dynamic in nature and subject to rapid and sometimes abrupt changes. Our forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the statements. These risks and uncertainties include risks related to our failure to improve our operating cash flow, the inability of our restructuring efforts to improve profitability and our inability to increase our revenue or to grow the sales of our products.  Our forward-looking statements are also subject to important risks and uncertainties detailed in our latest reports filed with the SEC and available on its website at www.sec.gov.

INVESTOR RELATIONS CONTACT:	MEDIA CONTACT:
VantageMed Corporation	VantageMed Corporation
Liesel Loesch	Jennifer Morgano
(877) TRY-VMED, option 8	(877) TRY-VMED, ext. 4851
investor@vantagemed.com	jmorgano@vantagemed.com